Proxy Voting Results

A special meeting of the shareholders of UBS Private Investor Funds, Inc. with respect to UBS Small Cap Fund, UBS Large Cap Growth Fund and UBS High Yield Bond Fund was held Monday, December 22, 1997. The Meeting was adjourned with respect to Proposals 3 and 4 and reconvened on December 29, 1997. The results of votes taken among shareholders of UBS High Yield Bond Fund on proposals are listed below.

Proposal 5

To approve a proposal to adopt an Investment Advisory Agreement between UBS Investor Portfolios Trust (the "Trust") and Union Bank of Switzerland, New York Branch (the "Adviser"), with respect to the assets of UBS High Yield Bond Portfolio.

                                            # of Shares Voted % of Shares
                  Affirmative . . . . . . . . 53,720.962               71.14%
                  Against . . . . . . . . . . .    1,089.691            1.44%
                  Abstain . . . . . . . . . . .            0            0.00%

Proposal 6

To adopt an Investment Sub-Advisory Agreement between the Adviser and UBS Asset Management (New York) Inc., (the "Sub-Adviser"), with respect to the assets of UBS High Yield Bond Portfolio.

                                            # of Shares Voted % of Shares
                  Affirmative . . . . . . . . 53,720.962               71.14%
                  Against . . . . . . . . . . .    1,089.691            1.44%
                  Abstain . . . . . . . . . . .            0            0.00%